Exhibit 99.1

John W. Tietjen Chief Financial Officer Sterling Bancorp john.tietjen@sterlingbancorp.com 212-757-8035	Thomas Walsh Investor Relations MWW Group twalsh@mww.com 201-507-9500

FOR IMMEDIATE RELEASE

Sterling Bancorp To Restate Financial Statements

Company’s 2004 Results Remain All-Time Record

NEW YORK, N.Y., March 16, 2005 – Sterling Bancorp (NYSE: STL), parent company of Sterling National Bank, today announced that it will restate its audited financial statements for the years ended December 31, 2002 and 2003, and its unaudited condensed financial statements for the quarters ended March 31, June 30 and September 30, 2003 and 2004, to correct the method of accounting for employee benefits expense relating to split-dollar life insurance policies. Sterling also announced that its audited financial statements for the year ended December 31, 2004 will include revisions to previously issued unaudited information for the fourth quarter to reflect a litigation settlement paid in February 2005 and to correct the tax benefit related to exercised nonqualified stock options and vested restricted stock.

The restatement and revisions will not have a material effect on Sterling’s financial position. The adjustments to employee benefits expense detailed below are non-cash corrections related solely to accounting matters and have no impact on the Company’s business activities. At the time it entered into these transactions, Sterling believed that the way it recorded these transactions complied with all applicable accounting principles.

Sterling’s financial results for the full year 2004 including the restatement and revisions represent record financial results and are highlighted by demand deposits and loans reaching all time average highs. The Company is well capitalized and exceeds all regulatory capital standards. Return on tangible equity for 2004 was 20.49%.

The Company will correct the accounting for employee benefits by applying APB Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, and FASB Technical Bulletin 85-4, Accounting for Purchases of Life Insurance. This will result in recording non-cash charges that will increase employee benefits expense for 2004 by approximately $1.8 million, which includes recording in the first quarter of 2004 an obligation, in the amount of approximately $1.4 million, relating to a split-dollar life insurance policy issued in that quarter. The increase in employee benefits expense for 2004 will reduce the Company’s net income for 2004.

In February 2005, the Company paid $650,000 to settle a lawsuit. Management has concluded, after discussion with the Company’s independent auditors, that, because the settlement was paid before the issuance of the Company’s audited financial statements for 2004, it is appropriate to have accrued the liability in the fourth quarter of 2004 rather than in the first quarter of 2005. The increase in litigation expense for the fourth quarter of 2004 is expected to reduce the Company’s after-tax net income for that quarter by approximately $350,000.

As a result of the non-cash charges and the litigation accrual the Company expects that net income for each quarter of 2004 and the full year will be revised. The Company expects that these adjustments will reduce diluted earnings per common share by approximately $0.07 to $0.27 for the first quarter, by $0.04 to $0.33 for the fourth quarter and by $0.11 to $1.30 for the year ended December 31, 2004. Diluted earnings per common share for the second and third quarters of 2004 are expected to remain at $0.35 for each quarter. The Company expects that the restatement will decrease net income for the year 2003 by not more than 2% and will slightly increase net income for the year 2002.

The Company expects that, as of December 31, 2004, total liabilities will be $5.2 million, or approximately three tenths of one percent, higher, and shareholders’ equity will be $5.1 million, or approximately three and one third percent, lower, than those shown in the unaudited financial information previously issued. The Company expects that its audited consolidated balance sheet as of December 31, 2004, will show total liabilities of approximately $1,721.9 million and shareholders’ equity of approximately $148.5 million, an all-time high.

The restatement and revisions will be reflected in the Company’s annual report on Form 10-K for the year ended December 31, 2004 and in amendments to the Company’s quarterly reports on Form 10-Q for the first three quarters of 2004.

Sterling will submit a filing with the Securities and Exchange Commission that will provide the Company with a 15-day extension to timely file its Form 10-K for the year 2004. The Company will utilize the additional time to perform the work necessary to finalize its Form 10-K.

About Sterling Bancorp
Sterling Bancorp (NYSE: STL) is a financial holding company with assets of $1.9 billion, offering a broad array of banking and financial services products. Its principal banking subsidiary is Sterling National Bank, founded in 1929. Sterling provides a wide range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration, and investment management services. The Company has operations in New York, Virginia and North Carolina and conducts business throughout the U.S.

This press release may contain statements, including but not limited to, statements concerning future results of operations or financial position, borrowing capacity and future liquidity, future investment results, future credit exposure, future loan losses and plans and objectives for future operations, and other statements regarding matters that are not historical facts, that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead are subject to numerous assumptions, risks and uncertainties, and represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of its control. Any forward-looking statements the Company may make speak only as of the date on which such statements are made. It is possible that the Company’s actual results and financial position may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Business — Cautionary Statement Regarding Forward-looking Statements” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.